SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 30, 2016

OMNOVA SOLUTIONS INC.
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25435 Harvard Road, Beachwood, Ohio		44122-6201
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (216) 682-7000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement
On November 30, 2016, OMNOVA Solutions Inc. (the “Company”) entered into a Third Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Sole Bookrunner and Sole Lead Arranger ("JPMorgan") and the lender parties thereunder (the "Credit Agreement"). Entry into the Credit Agreement was a requirement of Amendment No. 5, dated August 26, 2016, to the Second Amended and Restated Credit Agreement (as amended, the "Prior Agreement").

Although the Credit Agreement replaces the Prior Agreement in full, the material business terms of the Credit Agreement are consistent with the material terms of the Prior Agreement. The stated termination date of the senior secured revolving commitments under the Credit Agreement is August 26, 2021. The amounts available for borrowing under the Credit Agreement are $90 million. The Credit Agreement includes a $5.0 million sublimit for the issuance of commercial and standby letters of credit. Additionally, the Company may request an increase in additional borrowing availability of $50.0 million upon satisfaction of certain requirements. Borrowing availability under the Credit Agreement is limited to an eligible borrowing base determined by applying customary advance rates to eligible accounts receivable and inventory, in each case subject to reserves established by the lenders. Lending spreads remain unchanged from the Prior Agreement.

The Company entered into the Credit Agreement for the purpose of conforming the administrative terms of its senior secured revolving lending relationship with JPMorgan and the other lender parties to JPMorgan's most recent customary form of credit agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 30, 2016, the Company entered into an employment agreement (the "Employment Agreement") with Ms. Anne P. Noonan, effective December 1, 2016, regarding her previously-announced appointment as President and Chief Executive Officer of the Company. The material terms of Ms. Noonan’s Employment Agreement are as follows:

•	Annual base salary at a rate of $640,000 per year, subject to annual review by the Compensation and Corporate Governance Committee of the Board (the “Committee”);

•
Eligibility to receive annual cash incentive opportunities, with a 2017 fiscal year target opportunity set at 100% of base salary, with the amount of payment conditioned upon performance against criteria established by the Committee;

•
Eligibility to participate in the Company’s long-term incentive programs, with a 2017 fiscal year target opportunity set at 125% of base salary, with the amount of payment conditioned upon performance against criteria established by the Committee;

•
Eligibility to receive equity grants made by the Committee under the Company's Third Amended and Restated 1999 Equity Performance and Incentive Plan (or its successor plans), with a 2017 equity grant in the form of time-vested restricted shares to be valued at 75% of base salary;

•
Continued eligibility to participate in the Company’s employee benefits programs, including its retirement, health and welfare plans and programs, subject to the terms and conditions of the applicable plans and programs;

•
In the event of a termination "without cause" or for "good reason" (each as defined in the agreement), cash severance equal to two times Ms. Noonan's base salary and target annual incentive for the year of termination, continued medical, dental, and life insurance benefits for a period of twenty-four months following separation from service, the value of accrued benefits and incentive bonuses, and prorated annual and long-term incentive bonuses for any incomplete incentive periods;

•
In the event of a termination "without cause" or for "good reason" within twenty-four months following a change in control of the Company, cash severance equal to three times Ms. Noonan's base salary and target annual incentive for the year of termination, continued medical, dental, and life insurance benefits for a period of twenty-four months following separation from service, the value of accrued benefits and incentive bonuses, a prorated bonus for incomplete annual incentive periods, and the value of long-term incentive bonuses assuming target performance for any incomplete bonus periods; and

•	Four weeks of vacation per year.

Ms. Noonan's employment as President and Chief Executive Officer is at will and can be terminated by Ms. Noonan or the Company at any time and for any reason (or for no reason), subject to the terms of the Employment Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ James C. LeMay
Name:	James C. LeMay
Title:	Senior Vice President, Corporate Development; General Counsel
Date:	December 2, 2016